Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 16, 2014, with respect to the financial statements and supplemental schedule included in the Annual Report of the GCI 401(k) Plan on Form 11-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of General Communication, Inc. on Forms S-8 (File No. 3360728, effective April 5, 1993, File No. 333‑08760 effective September 27, 1995, File No. 333-66877 effective November 6, 1998, File No. 333‑45054 effective September 1, 2000, File No. 333‑106453 effective June 25, 2003, File No. 333‑152857, effective August 7, 2008, File No. 333‑165878 effective April 2, 2010 and File No. 333-188434 effective May 8, 2013).

/s/ GRANT THORNTON LLP

Portland, Oregon
June 16, 2014